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Exhibit 23

Consent of PricewaterhouseCoopers (Paris)

        We consent to the incorporation by reference in the Registration Statement on Form S-8 of Aventis relating to the Aventis Pasteur Inc. 401(k) Plan, of our report dated February 4, 2003, relating to the consolidated balance sheets of Aventis and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002, which is included in the Annual Report on Form 20-F of Aventis for the year ended December 31, 2002.

PricewaterhouseCoopers (Paris) Independent Auditors
December 23, 2003	By:	/s/ PricewaterhouseCoopers

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  Exhibit 23
Consent of PricewaterhouseCoopers (Paris)